Box Energy Corporation
                          Computation of Earnings per Share
                                    Exhibit 11.1
                       (In thousands, except per share amounts)



                                              Three Months Ended      Nine Months Ended
                                                September 30,           September 30,
                                               1997        1996        1997        1996
                                            ----------  ----------  ----------  ---------
Net income for primary income per share     $  (7,581)  $  (3,138)  $  (6,236)  $ (4,194)
Interest expense on 8 1/4 % convertible
 subordinated notes                             1,145       1,145       3,399      3,411
Income tax effect (assumed to be 35%)            (401)       (401)     (1,189)    (1,194)
                                            ----------  ----------  ----------  ---------
Net income for fully-diluted income per
 share                                      $  (6,836)  $  (2,394)  $  (4,027)  $ (1,977)
                                            ==========  ==========  ==========  =========

Primary income per share                    $   (0.37)  $   (0.15)  $   (0.30)  $  (0.20)
                                            ==========  ==========  ==========  =========

Fully-diluted income per share              $   (0.27)  $   (0.09)  $   (0.16)  $  (0.08)
                                            ==========  ==========  ==========  =========

Calculation of weighted average shares
Class A (Voting) common stock                   3,219       3,250       3,238      3,250
Class B (Non-Voting) common stock              17,088      17,553      17,341     17,553
Stock options considered common stock
 equivalents                                       -           -           -           4
                                            ----------  ----------  ----------  ---------
Total shares used for primary income per
 share                                         20,307      20,803      20,579     20,807
                                            ----------  ----------  ----------  ---------

Contingent shares from remaining stock
 options granted                                  217         331         217        313
Contingent shares from 8 1/4% convertible
 subordinated notes                             5,007       5,007       5,007      5,007
                                            ----------  ----------  ----------  ---------
Total shares used for fully-diluted
 income per share                              25,531      26,141      25,803     26,127
                                            ==========  ==========  ==========  =========